Exhibit 12.1

THE WARNACO GROUP, INC.

Computation of Ratio of Earnings to Fixed Charges

                                                                                                               Pro Forma
                                                                                                          -------------------
                                                                                                                    Combined
                                                                                                                      Last
                                                                                                                     Twelve
                                                                                                                     Months
                                                                      Fiscal                               Fiscal     Ended
                                           -------------------------------------------------------------    Year     April 5,
                                             1998         1999         2000         2001          2002      2002       2003
                                           --------     --------     --------    ----------     --------   ------      ----
    Fixed charges:
    Interest expense                        $  63.8     $   81.0     $  172.2    $    122.8     $    22.0   $  31.7  $  31.1
    Interest on operating leases               31.3         53.8         59.3          45.2          27.6      27.3     24.3

                                            -------     --------     --------    ----------     ---------   -------  -------
    Total fixed charges                     $  95.1     $  134.8     $  231.5    $    168.0     $    49.6   $  59.0  $  55.4
                                            =======     ========     ========    ==========     =========   =======  =======

    Pre-tax income (loss) from continuing
       operations                           $  21.8     $  124.4     $ (355.8)   $   (710.2)    $  (109.3)  $  51.0  $  85.0
    Add: Fixed charges                         95.1        134.8        231.5         168.0          49.6      59.0     55.4
                                            -------     --------     --------    ----------     ---------   -------  -------
    Total earnings (as defined)             $ 116.9     $  259.2     $ (124.3)   $   (542.2)    $   (59.7)  $ 110.0  $ 140.4
                                            =======     ========     ========    ==========     =========   =======  =======

    Ratio of Earnings to Fixed Charges(1)      1.23         1.92          n/a           n/a          n/a       1.87     2.54
                                            =======     ========     ========    ==========     =========   =======  =======


    Deficit of Earnings to Fixed Charges(1)     n/a          n/a     $  355.8    $    710.2     $   109.3       n/a      n/a
                                            =======     ========     ========    ==========     =========   =======  =======



(1) For the purposes of computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges and less capitaized interest. Fixed charges are defined as the sum of interest expense, including the amortization of deferred financing costs, capitalized interest, and that portion of rental expense which we believe to be represetative of an interest factor. The deficit of earnings to fixed charges represents the amount of earnings that would be required to increase the ratio of earnings to fixed charges to
    1.00 in those cases where earnings are less than the total fixed charges.